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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) February 28, 2006

                              BRE Properties, Inc.
             (Exact name of registrant as specified in its charter)

             Maryland                     1-14306               94-1722214
   (State or other jurisdiction      (Commission File         (IRS Employer
         of incorporation)                Number)          Identification No.)

    525 Market Street, 4th Floor, San Francisco, CA            94105-2712
      (Address of principal executive offices)                 (Zip Code)

        Registrant's telephone number, including area code (415) 445-6530

          (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01

On February 28, 2006, we announced our board of directors approved regular common and preferred stock dividends for the quarter ending March 31,2006. All common and preferred dividends will be payable on Friday, March 31, 2006 to shareholders of record on Wednesday, March 15, 2006.

On January 25, 2006, our board of directors approved a 2.5% increase for the 2006 common dividend to $0.5125 per share quarterly. The quarterly dividend payment is equivalent to $2.05 per share on an annualized basis, and represents a yield of approximately 3.7% on yesterday's closing price of $54.95 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE

BRE Properties--a real estate investment trust--develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 23,954 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,312 units, and joint venture interests in two additional apartment communities, totaling 488 units.

Item 9.01  Financial Statements and Exhibits

     (d)   Exhibit Number

     99.1  Press Release dated February 28, 2006

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    (Registrant)

Date: February 28, 2006                             By: /s/ Edward F. Lange, Jr.
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                                                        Edward F. Lange, Jr.